Exhibit 3.1.1

ARTICLES OF AMENDMENT

TO THE RESTATED ARTICLES OF INCORPORATION

OF

WASHINGTON FEDERAL, INC.

Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendment to the corporation’s Restated Articles of Incorporation.

1. The name of the corporation is Washington Federal, Inc., (hereinafter referred to as the “Corporation”).

2. Article 3 of the Articles of Incorporation is hereby amended in its entirety to read as follows:

ARTICLE 3. Capital Stock. The total number of shares of capital stock which the Corporation has authority to issue is 305,000,000, of which 5,000,000 shall be serial preferred stock, $1.00 par value per share (hereinafter the “Preferred Stock”), and 300,000,000 shall be common stock, par value $1.00 per share (hereinafter the “Common Stock”).

The Board of Directors is hereby expressly authorized, by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

a. The designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

b. Whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

c. The dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

d. Whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

e. The amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, or the Corporation;

f. Whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

g. Whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities, and, if so, the price or prices, or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

h. The limitation and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

i. The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

j. Any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The preferences, limitations and relative rights of each series of Preferred Stock may differ from those of any and all other series at any time outstanding to the extent provided in the description of the series. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

3. This amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

4. The date of the adoption of this amendment was January 19, 2005.

5. The amendment was approved by the Board of Directors November 22, 2004 and by the shareholders on January 19, 2005.

6. This amendment will be effective upon filing.

Dated this 1st day of June 2005.

Washington Federal, Inc.

By
Roy M. Whitehead, President and CEO

3